                                                                     EXHIBIT 2-A



                   PENNZOIL EXPLORATION AND PRODUCTION COMPANY
                         PENNZOIL GAS MARKETING COMPANY
                        PENNZOIL ENERGY MARKETING COMPANY

                                       AND

                      COLUMBIA ENERGY SERVICES CORPORATION



                         ------------------------------


                             UNIT PURCHASE AGREEMENT

                         ------------------------------

                       Dated effective as of June 2, 1997




                          ----------------------------

                                TABLE OF CONTENTS

ARTICLE I         Purchase and Sale...................................................      1
         1.01     Transfer of Units...................................................      1
         1.02     Purchase Price......................................................      1
         1.03     Purchase Price and Pennzoil Credit Facility Adjustment Mechanism....      2
         1.04     Post-Closing Adjustments and Indebtedness...........................      3
         1.05     Accounts Receivable and Related Matters.............................      5
         1.06     The Closing.........................................................      5
         1.07     Purchase Price Allocation...........................................      5

ARTICLE II        Representations and Warranties of Pennzoil and Sellers..............      6
         2.01     Organization and Good Standing......................................      6
         2.02     Corporate Authority; Authorization of Agreement.....................      6
         2.03     The Company.........................................................      6
         2.04     No Violations.......................................................      7
         2.05     No Default; Compliance with Laws....................................      7
         2.06     Financial Statements................................................      8
         2.07     Bank, Brokerage and Trading Accounts................................      8
         2.08     Accounts Receivable; Guaranties.....................................      8
         2.09     Trade Names and Intellectual Property Rights........................      8
         2.10     Absence of Certain Changes..........................................      8
         2.11     Absence of Undisclosed Liabilities..................................      9
         2.12     Taxes...............................................................     10
         2.13     Title to Properties; Encumbrances...................................     10
         2.14     Subsidiaries........................................................     10
         2.15     Contracts, Agreements, Plans and Commitments........................     10
         2.16     Contracts and Permits...............................................     11
         2.17     Litigation..........................................................     11
         2.18     Environmental Matters...............................................     12
         2.19     Insurance Policies..................................................     12
         2.20     Employment Arrangements.............................................     12
         2.21     Labor Relations; Employees..........................................     12
         2.22     Employee Benefit Matters............................................     12
         2.23     Illegal Payments....................................................     14
         2.24     June and July Gas Sales.............................................     14
         2.25     Public Utility Holding Company......................................     14
         2.26     Books and Records...................................................     15
         2.27     Full Disclosure.....................................................     15
ARTICLE III       Representations and Warranties of Purchaser.........................     15
         3.01     Organization and Good Standing......................................     15
         3.02     Corporate Authority; Authorization of Agreement.....................     15
         3.03     No Violations.......................................................     15

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
         3.04     Funds Available.....................................................     16
         3.05     Litigation..........................................................     16

ARTICLE IV        Additional Agreements and Covenants.................................     16
         4.01     Covenants of Pennzoil and Sellers...................................     16
         4.02     Covenants of Purchaser..............................................     19

ARTICLE V         Conditions to Closing...............................................     20
         5.01     Conditions to the Obligations of Purchaser..........................     20
         5.02     Conditions to the Obligations of Pennzoil and Sellers...............     21

ARTICLE VI        Taxes...............................................................     22
         6.01     Tax Return..........................................................     22

ARTICLE VII       Termination.........................................................     22
         7.01     Grounds for Termination.............................................     22
         7.02     Effect of Termination...............................................     22

ARTICLE VIII      Survival of Representations and Warranties; Indemnification.........     23
         8.01     Scope of Representations of Pennzoil and Sellers....................     23
         8.02     Indemnification of Purchaser........................................     23
         8.03     Indemnification of Sellers..........................................     24
         8.04     Claims..............................................................     24
         8.05     Limitation on Indemnification.......................................     24
         8.06     Survival............................................................     25
         8.07     Tax Benefits; Insurance Proceeds....................................     25
         8.08     Exclusive Remedy....................................................     25

ARTICLE IX        Notices; Miscellaneous..............................................     25
         9.01     Notices.............................................................     25
         9.02     Brokers.............................................................     26
         9.03     Expenses............................................................     26
         9.04     Books and Records...................................................     26
         9.05     Miscellaneous.......................................................     26

Appendix A        Definitions       ..................................................    A-1
Appendix B        Gas Sales Agreement.................................................    B-1
Appendix C        Assignment and Assumption Agreement.................................    C-1

Schedule 2.04     Consents, Violations, Etc.
Schedule 2.07     Banks, Brokerage Accounts and Trading Accounts
Schedule 2.08     Accounts Receivable and Guaranties
Schedule 2.09     Trade names and Intellectual Property Rights
Schedule 2.10     Changes

Schedule 2.11     Undisclosed Liabilities
Schedule 2.13     Contested Ad Valorem Taxes Not Delinquent
Schedule 2.14     Subsidiaries
Schedule 2.15     Contracts
Schedule 2.16     Defaults on Contracts and Permits
Schedule 2.17     Litigation
Schedule 2.18     Environmental Claims and Environmental Conditions
Schedule 2.19     Insurance Policies
Schedule 2.20     Employment Arrangements
Schedule 2.21     Employees, Officers, Directors, Etc.
Schedule 2.22     Plans

                             UNIT PURCHASE AGREEMENT


                  This UNIT PURCHASE AGREEMENT (this "Agreement"), dated effective as of June 2, by and between, (a) on the one hand, (i) Pennzoil Exploration and Production Company, a Delaware corporation ("Pennzoil") and,
(ii) Pennzoil Gas Marketing Company, a Delaware corporation and Pennzoil Energy Marketing Company, a Delaware corporation ("Sellers"), and, (b) on the other hand, Columbia Energy Services Corporation, a Kentucky corporation ("Purchaser");

                              W I T N E S S E T H:

                  WHEREAS, Sellers are the only members of PennUnion Energy Services, L.L.C., a Delaware limited liability company (the "Company"), pursuant to that Amended and Restated Limited Liability Company Agreement of the Company (the "LLC Agreement") dated as of March 21, 1995;

                  WHEREAS, Sellers are the owners of 2,000 Class A Units (as defined in the LLC Agreement) of the Company (the "Units"), which constitute all of the Membership Interests (as defined in the LLC Agreement) in the Company;

                  WHEREAS, Purchaser desires to acquire the Units and Sellers have agreed to sell the Units to Purchaser, upon the terms and subject to the conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows. Unless defined elsewhere in this Agreement, all capitalized terms used herein shall have the respective meanings given them in Appendix A hereto, which is incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.

                                    ARTICLE I

                                Purchase and Sale

         I.1 Transfer of Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Sellers will sell and assign the Units and deliver to Purchaser (and/or Purchaser's designees) certificates representing the Units, duly registered in Purchaser's (and/or Purchaser's designees) name, against receipt of payment for such Units as provided in Section 1.02.

         I.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will purchase the Units for $14,750,000 (the "Purchase Price"), subject to the adjustments provided in Sections 1.03 and 1.04. The Purchase Price shall be paid to Sellers at the Closing by wire transfer in federal or other immediately available funds in the amounts and to the accounts to be specified by Sellers at least two business days prior to the Closing.

         I.3 Purchase Price and Pennzoil Credit Facility Adjustment Mechanism.





                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

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                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

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         I.4 Post-Closing Adjustments and Indebtedness.





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                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

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



                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

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                  (f) Within 15 days after the earlier of (i) the expiration of
         Sellers' 30-day review and audit period without delivery of a notice of disagreement or (ii) the date on which the parties or the Accounting Arbitrator, as applicable, finally determines the disputed matters, Purchaser, Sellers and Pennzoil shall make the following adjustments to the Purchase Price and the Pennzoil Credit Facility:

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************







         I.5 Accounts Receivable and Related Matters. At Closing, the Company shall execute and deliver one or more assignments in favor of Sellers of all rights to the Olympic Receivable and Olympic Payable and gas imbalances related to the Carthage Plant pursuant to an Assignment and Assumption Agreement in the form of Appendix C. At the time of the payment pursuant to Section 1.04(f), all of the Remaining Accounts Receivable and the Remaining Accounts Payable shall be assigned to Seller pursuant to an Assignment and Assumption Agreement in the form of Appendix C attached hereto. Purchaser shall use the same efforts during the 180 day period to collect the Actual Accounts Receivable that Purchaser uses to collect Purchaser's other accounts receivable; provided, however, Purchaser shall be under no obligation to initiate any legal proceedings to collect the Actual Accounts Receivable.

         I.6 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas on or before June 30, 1997 or at such other time and place as the parties may mutually agree following satisfaction of the conditions precedent as outlined in Sections 5.01 and 5.02.

         I.7 Purchase Price Allocation. The Purchase Price, as adjusted, and the liabilities of the Company as of the Closing Date, including the Pennzoil Credit Facility, shall be allocated among the assets represented by the Units in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder. Such allocation shall be jointly established by Purchaser and Sellers and shall be attached to the Agreement as Schedule 1.07 at Closing. Schedule 1.07 shall be based on the most currently available financial statements of the Company and shall be adjusted, if necessary, by Purchaser and Sellers to reflect the Purchase Price, as adjusted by application of Sections 1.03 and 1.04, and Actual Closing Financial Statements, once they have been determined. Such adjusted Schedule 1.07 shall be delivered to Sellers in accordance with the notice provisions of Section 9.01. The allocations will be used by Purchaser and Sellers as the basis for reporting asset values and other items for purposes of all required returns, statements and reports with respect to taxes, including any reports required to be filed under Section 1060(b) of the Code and the Treasury regulations promulgated thereunder. Sellers and Purchaser agree not to assert, in connection with any audit or other proceeding with respect to taxes, any asset values or other items inconsistent with the allocations set forth in Schedule 1.07.

                                   ARTICLE II

             Representations and Warranties of Pennzoil and Sellers

                  Except as otherwise provided for or disclosed in this Agreement or in the Schedules attached hereto, Pennzoil and Sellers hereby represent and warrant to Purchaser that:

         II.1 Organization and Good Standing. Each Seller and the Company is a corporation or a limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or formation, and each has all requisite power and authority to own and lease the properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. The Company is duly licensed or qualified to do business as a limited liability company and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so licensed or qualified except where the failure so to qualify or to be so licensed would not reasonably be expected to have a Material Adverse Effect.

         II.2 Corporate Authority; Authorization of Agreement. Pennzoil and each Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Pennzoil and each Seller, the performance by Pennzoil and each Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Pennzoil and each Seller. This Agreement has been duly executed and delivered by Pennzoil and each Seller and constitutes the valid and binding obligation of Pennzoil and each Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         II.3 The Company. The authorized membership interests of the Company consist solely of 2,000 Class A Units, all of which are issued and outstanding on the date hereof. Sellers own beneficially and of record the Units, free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests. There are no outstanding subscriptions, options, convertible securities, warrants or calls of any kind issued or granted by or binding upon Sellers or the Company to purchase or otherwise acquire any security of or membership interest in the Company.

         II.4 No Violations. Except as set forth on Schedule 2.04, this Agreement and the execution and delivery hereof by Sellers does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby, will not:

                  (a) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the charter or bylaws or other organizational documents of any of Sellers or the Company;

                  (b) violate any provision of, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Sellers or the Company (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                  (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under,
         (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which any of Sellers or the Company is a party or by which any of Sellers or the Company is bound or to which any of their respective properties is subject or (ii) any lease, license, contract or other agreement or instrument to which any of Sellers or the Company is a party or by which any of them is bound or to which any of their respective properties is subject; or

                  (d) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of the Company or upon the Units,

which violation, breach or encumbrance with respect to the matters specified in clauses (c) through (d) of this Section 2.04 might reasonably be expected to have a Material Adverse Effect.

         II.5 No Default; Compliance with Laws. To the best of their knowledge:

                  (a) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which the Company is a party or by which the Company is bound or to which any of its properties is subject, (ii) any order, judgment or decree of any Governmental Authority or (iii) any other agreement, contract, lease, license or other instrument, which default or potential default might reasonably be expected to have a Material Adverse Effect; and

                  (b) the Company is in compliance with all Legal Requirements applicable to its business and operations, noncompliance with which might reasonably be expected to have a Material Adverse Effect;

         II.6 Financial Statements. Sellers have heretofore delivered to Purchaser true and complete copies of the unaudited financial statements of the Company as of and for the period ended March 31, 1997 (including a balance sheet, a statement of income, a statement of cash flows and any notes and schedules thereto) (the "Financial Statements"). The Financial Statements are true and complete in all material respects; have been prepared from the books and records of the Company; have been prepared in accordance with generally accepted accounting principles that have been consistently applied by the Company throughout the periods indicated; and fairly represent the financial position of the Company as at the date thereof and the results of its operations for the period then ended.

         II.7 Bank, Brokerage and Trading Accounts. Schedule 2.07 sets forth a complete and correct listing of names and addresses of all banks or other financial institutions in which Company has bank accounts, brokerage accounts, deposit or safe-deposit boxes, with the names of all persons authorized to draw on these accounts or deposits or to these boxes.

         II.8 Accounts Receivable; Guaranties. Schedule 2.08 sets forth a complete and accurate schedule of (a) the accounts receivable and accounts receivable - owner, and accounts payable of Company as of April 30, 1997, (b) gas in storage and gas imbalances to Sellers and Company's knowledge as of April 30, 1997, and (c) Guaranties given by Pennzoil or the Sellers and/or received by the Company as of the date hereof, together with an accurate aging of such accounts receivable and accounts payable. These accounts receivable and accounts payable, and all accounts receivable and accounts payable of Company created after such date, arose from valid purchases and sales in the ordinary course of business. To the knowledge of Sellers, except as set forth on Schedule 2.08, all accounts receivable are collectible at their full amounts without any defense or right of set off or counterclaim.

         II.9 Trade Names and Intellectual Property Rights. Schedule 2.09 sets forth all patents, trade names, trademarks, service marks and copyrights and their registrations, owned by Company or in which it has any rights or licenses, together with a brief description of each. Company has not infringed, and is not now infringing, on any trade name, trademark, patent service mark, copyright or other intellectual property rights belonging to any other person, firm or corporation. Except as set forth in Schedule 2.09, the Company is not a party to any license, agreement or arrangement, whether licensor, licensee, or otherwise, with respect to any patents, trademarks, service marks, trade names or applications for them, or any copyrights. Company owns, or holds adequate licenses or other rights to use, all patents, trademarks, service marks, trade names and copyrights and other intellectual property rights necessary for the conduct of its businesses as presently conducted. All such licenses and other rights to use are freely assignable or otherwise transferable, without any fees, assessments or third party consents following consummation of the transactions contemplated by this Agreement.

         II.10 Absence of Certain Changes. Except as indicated in Schedule 2.10, since May 8, 1997, there has not been:

                  (a) any material adverse change in the business, financial condition or results of operations of the Company taken as a whole, including the departure of full-time Company employees necessary to carry out each operation of the Company, which change was not the result of an industry-wide development affecting other companies in the natural gas marketing industry;

                  (b) any damage, destruction or loss to or of any material properties of the Company, whether or not covered by insurance, that has had, or might reasonably be expected to have, a Material Adverse Effect;

                  (c) any issuance or attempted issuance by the Company of any Units;

                  (d) any sale, lease or other disposition of properties and assets of the Company other than in the ordinary course of business;

                  (e) any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person;

                  (f) any borrowing of, or agreement to borrow, funds by the Company;

                  (g) any mortgage, pledge or grant of a lien or security interest in any property of the Company, other than in the ordinary course of business (except any such encumbrance that will be released at or before the Closing);

                  (h) any loan by the Company to any Person, other than accounts receivable for goods furnished or services rendered which are payable in accordance with customary terms, or guaranty by the Company of any loan;

                  (i) any written waiver or release of any material right or claim of the Company;

                  (j) any increase in the salary or other compensation payable to or to become payable by the Company to any of its officers, managers, employees, or the declaration, payment, commitment or obligation of any kind for the payment of any bonus, award, severance or other salary or compensation to any Person other than the vesting of employees' benefits under the Company's qualified plans; or

                  (k) any contract or commitment to do any of the foregoing.

         II.11 Absence of Undisclosed Liabilities. To the knowledge of Sellers, except as set forth in Schedule 2.11, the Company has no debt, liens, charges, assessments, demands, liabilities, or obligations of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Financial Statements.

         II.12 Taxes. Sellers have (or will have by the Closing Date) caused to be timely filed with the appropriate Governmental Authorities all Tax Returns, information returns or statements and reports required to be filed on or before the Closing Date by or with respect to the Company which, if not so filed, would have a Material Adverse Effect, and have (or will have by the Closing Date) caused to be paid or deposited or made adequate provision for the payment of all Taxes shown to be due on such returns or reports. Sellers have not received and have no knowledge of any notice of deficiency, statutory notice of deficiency or notice of partnership administrative proceedings or proposed deficiency or assessment with respect to the Company or any of its properties from any taxing authority, and there are no outstanding agreements or waivers by or with respect to the Company that extend the statutory period of limitations applicable to any federal, foreign, state or local income or franchise tax returns for any period. For federal income tax purposes, the Company is characterized as a partnership and not as an association taxable as a corporation pursuant to Treas. Reg.
Section 301.7701-2. The Company has taken the position on all of its federal income Tax Returns that it is a partnership. There are no present disputes as to taxes of any nature payable by Company. The Company is not and will not be liable for any claim for taxes of the Sellers or any member of any affiliated or consolidated group of which either Seller is a member.

         II.13 Title to Properties; Encumbrances. The Company has good title to all the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Financial Statements (except for assets held under capitalized leases and personal property sold since the date of the Financial Statements in the ordinary course of business and consistent with past practice), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Financial Statements (except for personal property acquired and sold since the date of the Financial Statements in the ordinary course of business and consistent with past practice). All Material Properties and assets reflected in the Financial Statements are free and clear of all Encumbrances other than Permitted Encumbrances. As used herein, the term "Permitted Encumbrances" means (a) liens for current taxes or securing payments to mechanics and materialmen that are not yet delinquent or are being contested, as set forth in Schedule 2.13, in good faith in the ordinary course of business, and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, (ii) Legal Requirements that do not impair the present or anticipated use of the property subject thereto, and (iii) utility and similar easements and rights of way which, individually and in the aggregate, do not materially interfere with the use of such real property in the business of the Company.

         II.14 Subsidiaries. Except as set forth in Schedule 2.14, the Company does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

         II.15 Contracts, Agreements, Plans and Commitments. Schedule 2.15 includes a list of the following contracts, leases, licenses, agreements, plans and commitments to which the Company is a party or by which the Company or any of its material properties is bound (the "Contracts"):

                  (a) any contract, commitment or agreement that involves expenditures by the Company of more than $10,000 per year, other than
         (i) contracts, commitments or agreements listed pursuant to other clauses of this Section 2.15 or 2.19 and (ii) contracts, commitments or agreements entered into in the ordinary course of business, which collectively involve expenditures by the Company of less than $10,000 per year;

                  (b) any indenture, trust agreement, loan agreement or note under which the Company has outstanding indebtedness, obligations or liabilities for borrowed money;

                  (c) any lease, sublease, installment purchase or similar arrangement for the use or occupancy of real property that involves aggregate expenditures by the Company of more than $50,000 per year, together with a list of the location of such leased property, the date of termination of such arrangements, the name of the other party and the annual rental payments required to be made for such arrangements;

                  (d) any agreement of surety, guaranty or indemnification by the Company other than indemnification of managers and officers as provided for in the Company's organization documents and guarantees resulting from the endorsement, in the ordinary course of business, of negotiable instruments for deposit or collection; and

                  (e) any written contract or agreement with either Sellers or any Affiliate of either Seller relating to the provision of goods or services.

         II.16 Contracts and Permits. Each Contract and each license and permit issued to the Company by any Governmental Authority is valid and binding upon each party thereto and is in full force and effect according to its terms, and there have been no amendments, modifications or supplements thereto other than in the ordinary course of business or such as are specifically described on
Schedule 2.16. To the knowledge of Sellers, except as set forth on Schedule 2.16, there is no default or claim of default under any such Contract, license or permit and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a default by the Company, or any other party thereto, under any such Contract, license or permit, or would permit modifications, acceleration or termination of any such Contract, license or permit, or result in the creation of any lien or encumbrance on any of the assets of the Company. Except as indicated on Schedule 2.16, none of the permits, licenses or Contracts will require the consent of or notice to any person thereto with respect to any of the transactions contemplated hereby. None of the licenses or permits requires the payments of any further fees before Closing except as listed on Schedule 2.16, nor do any facts or circumstances exist which would indicate that the Company will not be entitled to renew any license or permit upon its expiration or would be required to pay an extraordinary fee or change in connection therewith. Except for the licenses or permits listed on Schedule 2.16, no other permit is required for the operation of the properties or businesses of the Company as presently conducted.

         II.17 Litigation.

                  (a) Except as set forth in Schedule 2.17, there is no action, suit or proceeding pending or, to the knowledge of Pennzoil or Sellers, threatened against the Company or any of its properties or assets.

                  (b) The Company has not been charged with a violation of, or, to the knowledge of Sellers, threatened with a charge of a violation of, any Legal Requirement relating to any aspect of its business, which violation might reasonably be expected to have a Material Adverse Effect.

         II.18 Environmental Matters. Except as specified in Schedule 2.18, there is no material Environmental Claim or environmental condition with respect to the properties and assets of the Company or resulting from the operation thereof.

         II.19 Insurance Policies. Schedule 2.19 hereto sets forth a list of all material insurance policies, including directors' and officers' liability policies, by which the Company or any of its properties or assets are covered against present losses, all of which are now in full force and effect. All these policies are in the respective principal amounts set forth in Schedule 2.19.

         II.20 Employment Arrangements. Schedule 2.20 attaches a correct and current list of all contracts with respect to employment and collective bargaining agreements, to which Company is a party or by which Company is bound; all these contracts and agreements are in full force and effect, and neither Company nor, to the knowledge of Sellers, any other party is in default under any of them.

         II.21 Labor Relations; Employees. Company has paid all salaries, wages, bonuses and severance, accrued to the present to or for the benefit of its past and/or present employees and has complied in all respects with all applicable legal requirements relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of such employees. A complete and correct list of the names and addresses of all officers, managers, employees and agents (who are individuals) of Company (and its subsidiaries), stating the rates of compensation payable to each is set forth in Schedule 2.21.

         II.22 Employee Benefit Matters.

                  (a) Each Plan is listed on Schedule 2.22 hereto. No Plan is or has been (A) covered by Title IV of ERISA, (B) a "multi-employer plan" as defined in Section 3(37) of ERISA or (D) a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9). Each Plan intended to be qualified under Section 401(a) of the Code is designated as a tax-qualified plan on Schedule 2.22 and is so qualified.

                  (b) Sellers have heretofore delivered to Purchaser true and correct copies of the following:

                         (i) each written Plan and all amendments thereto as of
                  the date hereof;

                         (ii) a complete description of each other Plan;

                         (iii) all current summary plan descriptions provided to
                  employees regarding the Plans;

                         (iv) the most recent determination letter issued by the
                  Internal Revenue Service with respect to any Plan qualified under Section 401(a) of the Code;

                         (v) the trust agreement or other funding arrangement
                  for each Plan; and

                         (vi)  all contracts or agreements related to each Plan.

                  (c) Except as set forth on Schedule 2.22, each Plan and related trust as in effect on the date hereof is, to the extent applicable, a duly qualified plan and trust under Section 401 and 501(a), respectively, of the Code; a favorable determination letter has been received from the Internal Revenue Service with respect to each such plan and trust; there have been no amendments to the respective plan or trust since the date of such determination letter and no actions have been taken which would adversely affect such qualification.

                  (d) Each Plan and each funding medium which may be attendant thereto, including group annuity contracts, has been in all material respects operated and administered in accordance with its provisions and applicable legal requirements.

                  (e) At or prior to the Closing Date, there will have been contributed to each Plan not less than the greater of the amounts required pursuant to any applicable union contracts or such amounts necessary to comply with the minimum funding standards of Section 412 of the Code, as the case may be, for all plan years prior to the current plan year;

                  (f) As of the Closing Date, the fair market value of assets under each Plan will be sufficient to satisfy the liability to participants thereunder for benefits accrued through the Closing Date.

                  (g) The Company has made or will have made prior to the Closing Date all other contributions or payments required to be paid or accrued with respect to such Plan.

                  (h) Other than routine claims or obligations for benefits or payments under the Plans in the ordinary course of business, there are no actions, suits or claims pending or, to the knowledge of the Company threatened against any Plan or any of its assets, and the Company has no knowledge of any facts which could give rise to any such actions, suits or claims which if adversely determined would be expected to have a material adverse effect on the financial position of any Plan or, to the extent applicable, qualified status under the Code or ERISA of any Plan.

                  (i) The Company and its respective affiliates, directors, officers, representatives and employees have not, with respect to the Plans, engaged in any "prohibited transaction" (as such term is defined in the Code and ERISA) which has not been exempted under the statutory as opposed to administrative provisions of Section 408 of ERISA, and to the knowledge of Sellers no such Plan, related trust, trustee, administrator or other "party-in-interest" (as defined in ERISA) has engaged in any transactions, directly or indirectly, to which prohibited transaction, sanctions, taxes or penalties may be imposed under the Code or ERISA.

                  (j) The Company and its respective directors, officers, representatives and employees, and, to the best of Seller's knowledge, any other "fiduciary" (as defined in ERISA), has not, with respect to any Plan, committed any breach of fiduciary responsibility imposed by ERISA or any other applicable Law which could subject the Company or any of its respective directors or officers to liability under ERISA or any Legal Requirements.

                  (k) The Company and its subsidiaries do not have any leased employees within the meaning of Code Section 414(n).

                  (l) Except for continuation coverage provided pursuant to Code
         Section 4980B, no Plan provides any medical or other welfare benefit plan coverage beyond termination of employment and there is no obligation to do so.

                  (m) The Company will not have on or after the Closing any liability, obligation or responsibility for any Plan (except as to its severance plan referred to in Section 4.02(d)), or for any other employee benefit or compensation plan, agreement or arrangement maintained, sponsored or contributed to by the Company or by any trade or business, whether or not incorporated, which is a member of a control group of companies or is otherwise treated with the Company as a single employer within the meaning of ERISA Section 4001 or Code
         Section 414.

         II.23 Illegal Payments. Neither Sellers, Company, or to the best knowledge of Sellers and Company have any of their respective Affiliates, managers, officers, agents, unitholder or employees:

                  (a) made or has agreed to make any contributions, payments, or gifts of funds or property through any governmental official, employee or agent where either the payment or purpose of such contribution, payment or gift was or is illegal under the laws of the United States, or any state thereof, or any other jurisdiction (foreign or domestic);

                  (b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

                  (c) made or had agreed to make any contribution or expenditure, or has reimbursed any political gift or contribution or any expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be in violation of applicable Legal Requirement.

         II.24 June and July Gas Sales. All gas purchased by the Company from Pennzoil during the month of June and July 1997 will be purchased on the financial terms and conditions set forth in the Gas Sales Agreement attached as Appendix B hereto.

         II.25 Public Utility Holding Company. The Company does not own or operate any facilities used for the retail distribution of natural or manufactured gas for heat, light or power, nor does the Company, directly or indirectly, own, control or hold with power to vote 10% or more of the outstanding stock of, or exercise direct or indirect controlling influence over the management or policies of, such a company or a company so controlling such a company.

         II.26 Books and Records. To their knowledge, all existing records of every type and description of the Company and that are in the possession of Pennzoil or Sellers are, or shall prior to the Closing Date be, located in the offices of the Company. The books and records of Company accurately reflect in all material respects the business, financial condition and result of operations of Company and have been maintained in all material respects in accordance with good business and bookkeeping practices.

         II.27 Full Disclosure. Except as set forth in the letter dated May 7, 1997, from the Company to Purchaser, none of the representations and warranties made by Pennzoil or Sellers, or made in any certificate, document, instrument or other writing furnished or to be furnished by Pennzoil, Sellers or Company or on any of their behalf, contain or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

                                   ARTICLE III

                   Representations and Warranties of Purchaser

                  Except as otherwise provided for or disclosed in this Agreement or in the Schedules attached hereto, Purchaser hereby represents and warrants to Sellers that:

         III.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

         III.2 Corporate Authority; Authorization of Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the Board of Directors of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         III.3 No Violations. This Agreement and the execution and delivery hereof by Purchaser do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

                  (a) conflict with, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Purchaser;

                  (b) violate any provision of, or require any filing, consent, authorization or approval under, any Legal Requirement applicable to or binding upon Purchaser (assuming receipt of all routine governmental consents typically received after consummation of transactions of the nature contemplated by this Agreement);

                  (c) conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under,
         (i) any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Purchaser is a party or by which Purchaser is bound or to which any of its properties is subject or (ii) any lease, license, contract or other agreement or instrument to which Purchaser is a party or by which it is bound or to which any of its properties is subject; or

                  (d) result in the creation or imposition of any lien, charge or other encumbrance upon the assets of Purchaser;

which violation, breach or encumbrance with respect to the matters specified in clauses (c) through (d) of this Section 3.03 might reasonably be expected to have a Material Adverse Effect.

         III.4 Funds Available. Purchaser has, or will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price at the Closing.

         III.5 Litigation. There is no action, suit, proceeding or governmental investigation or inquiry pending or, to the knowledge of Purchaser, threatened against Purchaser or its subsidiaries or any of their respective properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

                                  ARTICLE IV

                       Additional Agreements and Covenants


         IV.1 Covenants of Pennzoil and Sellers. Pennzoil and Sellers covenant and agree with Purchaser that from the date of execution of this Agreement until
Closing:

                  (a) New Transactions; Consent. Sellers agree to cause Company to carry on its businesses and activities diligently and in substantially the same manner as it had previously been carried out, and shall not make agreements to any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation that will vary materially from those methods previously used by Company.

                  (b) Compliance with and Performance of Agreement and Legal Requirements. Sellers shall and shall cause Company to:

                         (i) perform all acts to be performed by it as
                  contemplated by this Agreement and that may be necessary to be performed by it to keep this Agreement and the transactions contemplated by this Agreement from (i) violating any Legal Requirement, or (ii) resulting in the creation of any lien, charge or encumbrance upon any of the properties and assets of the Company;

                         (ii) refrain from taking any action that would in any
                  way prevent or invalidate the consummation of the transactions contemplated by this Agreement, or that would cause or permit this Agreement and the consummation of the transactions contemplated by this Agreement to (a) violate any Legal Requirements or the Company's policies and procedures, or (b) result in the creation of any lien, charge or encumbrance upon any of the properties and assets of the Company; and

                         (iii) notify Purchaser of any inaccuracy of any
                  representation or warranty contained in Article II of this Agreement or the Schedules hereto promptly after receiving notice of the same.

                  (c) Operation of Properties. Except as may be expressly permitted hereunder or as set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), Sellers will not permit the Company to:

                         (i) waive any right of material value relating to any
                  of the properties and assets of the Company;

                         (ii) convey, encumber, mortgage, pledge or dispose of
                  properties or assets of the Company with a fair market value exceeding either $50,000 or an individual basis or $50,000 in the aggregate; and

                         (iii) commit itself to do any of the foregoing.

         provided, however, that nothing contained in this Section 4.01(c) or elsewhere in this Agreement shall limit the rights of the Company to operate the properties and assets of the Company in the ordinary course of business.

                  (d) Certain Changes. Except as may be expressly permitted by this Agreement or set forth in any Schedule hereto, from the date hereof until the Closing, without first obtaining the written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed), Sellers will not permit the Company to:

                         (i) declare or pay any distributions;

                         (ii) make any material change in the conduct of the
                  business or operations, of the Company, including, without limitation, its trading activities and the payment (including the timing of payments) of accounts payable of the Company;

                         (iii) except in the ordinary course of business and
                  consistent with past practices, enter into, assign, terminate or amend in any material respect any contract or agreement required to be disclosed pursuant to Section 2.15;

                         (iv) issue any equity interests, or repurchase, redeem
                  or otherwise acquire any such interests or make or propose to make any other change in its capitalization;

                         (v) merge into or with or consolidate with any other
                  Entity or acquire all or substantially all of the business or assets of any Person;

                         (vi) make any change in the LLC Agreement;

                         (vii) purchase any securities of any Person except for
                  short-term investments made in the ordinary course of business consistent with past practices;

                         (viii) make or cause to be made any amendment to any
                  Plan;

                         (ix) fail to maintain the insurance policies now in
                  force with respect to the Company, its officers, managers and employees (or insurance that is substantially equivalent);

                         (x) fail to perform and comply with all covenants and
                  conditions contained in the Company's contracts, leases, licenses and other agreements in any material respect;

                         (xi) fail to comply, in all material respects, with the
                  legal requirements of any Governmental Authority having jurisdiction over the business and operations of the Company; or

                         (xii) commit itself to do any of the foregoing.

                  (e) Access. Pennzoil and Sellers will cause the Company to afford to Purchaser and its authorized representatives, at Purchaser's sole expense, risk and cost and upon reasonable notice, reasonable access from the date hereof until the Closing Date, during normal business hours, to the Company's personnel, properties, books and records to the extent that such access and disclosure would not unreasonably interfere with the normal operation of the business of the Company or violate the terms of any agreement by which Sellers or the Company is bound or any applicable Legal Requirement; provided, however, that the confidentiality of any data or information so acquired shall be maintained by Purchaser and its representatives in accordance with Section 4.02(f).

                  (f) Reasonable Efforts. Pennzoil and Sellers will use their respective Reasonable Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 5.02.

                  (g) No Negotiations. Pennzoil and Sellers shall not, and shall not permit the Company to, solicit from any Person any proposals or offers, or enter into any negotiations relating to the disposition of all or substantially all the Company's assets or business, the acquisition of the Units or the merger or consolidation of the Company with any Entity.

                  (h) Public Announcements. Subject to applicable securities laws or stock exchange requirements, at all times until the Closing Date, Pennzoil and Sellers shall obtain the written approval of Purchaser before issuing, or permitting any of the directors, officers, employees or agents or Affiliates of Pennzoil, Sellers or the Company to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                  (i) Employee Benefit Plans and Employees. Pennzoil and Sellers shall, on or before the Closing Date become plan sponsors of, or terminate, the Company's Plans other than the Severance Pay Plan (as described on Schedule 2.22), and shall satisfy all obligations and liabilities with respect thereto, including but not limited to funding all contributions, maintaining a Plan to the extent necessary to continue its qualification under appropriate provisions of the Code or to otherwise comply with applicable law, and providing COBRA continuation benefits under Code Section 4980B for all employees whose initial "qualifying event" (within the meaning of Code Section 4980B) was on or prior to the Closing Date. Pennzoil and Sellers shall not take any action inconsistent with the Purchaser's intent to treat all employees of the Company and its subsidiaries who are employed on and after the Closing Date as new employees (except as the Purchaser in its sole discretion determines otherwise) for the purposes of the Purchaser's compensation and employee benefit plans. Effective at Closing, employees of the Company who remain in the employ of the Company or Purchaser shall be covered by Purchaser's health insurance plan.

         IV.2 Covenants of Purchaser. Purchaser covenants and agrees with Sellers as follows:

                  (a) Reasonable Efforts. Purchaser will use its Reasonable Efforts to obtain the satisfaction of the conditions to Closing set forth in Section 5.01.

                  (b) Public Announcements. Subject to applicable securities laws or stock exchange requirements, at all times until the Closing Date, Purchaser shall obtain the written approval of Sellers before issuing, or permitting any of Purchaser's directors, officers, employees, agents or Affiliates to issue, any press release with respect to this Agreement or the transactions contemplated hereby.

                  (c) Tradenames. After the Closing, Purchaser and its Affiliates shall not use the name "PennUnion" or "Pennzoil" or any tradename incorporating or derivative of the name "PennUnion" or "Pennzoil," except as to notify the Company's customers, suppliers and business associates. Within thirty (30) days after the Closing, Purchaser will change the name of the Company so that it does not include the name "PennUnion" or "Pennzoil."

                  (d) Severance. Sellers shall be responsible for and shall pay to Purchaser all costs and expenses incurred pursuant to the Company's current Severance Pay Plan) related to the severance ________________

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         associated with severing such
         employees. Purchaser shall be responsible for, and shall indemnify Sellers for, any and all severance costs incurred by Sellers pursuant to the Company's currently effective Severance Pay Plan in excess of those for which Sellers are responsible as stated above. Within ten
         (10) days after receipt of the notice, Sellers shall pay to Purchaser, as designated by Purchaser, the severance costs and expenses associated with the designated employees.

                  (e) Guaranties. Seller shall maintain all Guaranties outstanding and Purchaser shall use its Reasonable Efforts to obtain from the appropriate parties and deliver to Pennzoil, within _______

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         after Closing, releases of any obligations of Pennzoil arising after Closing pursuant to the Guaranties and other commitments identified in
         Part III of Schedule 2.10 (the "Guaranties"). Purchaser agrees to indemnify and hold harmless Pennzoil from and against any and all claims under the Guaranties arising after Closing.

                  (f) Confidential Information. In the event that this Agreement is terminated or, if not terminated, until the Closing Date, the confidentiality of any data or information received by Purchaser regarding the business and assets of the Company shall be maintained by Purchaser and its representatives in accordance with the Confidentiality Agreement dated December 10, 1996 executed by Purchaser.


                                    ARTICLE V

                              Conditions to Closing

         V.1 Conditions to the Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by
Purchaser:

                  (a) Compliance. Except for such breaches of representations or warranties by and covenants of Pennzoil and/or Sellers made herein as would not have a Material Adverse Effect, the representations and warranties made herein by Pennzoil and Sellers shall be correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Pennzoil and Sellers shall have complied with all the covenants hereof required by this Agreement to be performed by them at or prior to the Closing Date.

                  (b) Consents. All consents identified on Schedule 2.04 shall have been received.

                  (c) Officer's Certificates. Purchaser shall have received certificates dated the Closing Date, of an executive officer of Pennzoil and each Seller certifying as to the matters specified in
         Section 5.01(a).

                  (d) No Orders. The Closing hereunder shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement; provided, however, that if such order or decree is a temporary restraining order or other ex parte order or decree and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date five business days subsequent to the date on which such temporary restraining order or other ex parte order or decree ceases to be in effect.

                  (e) Amendment of Pennzoil Credit Facility. Pennzoil shall have amended the Pennzoil Credit Facility to provide for the Facilities' continued existence as provided for in Section 1.03.

                  (f) Gas Sales Agreement. Pennzoil and the Company shall have terminated the gas sales agreement dated April 1, 1995. Pennzoil and the Purchaser shall have executed, delivered and closed the Gas Sales Agreement in the form of Appendix B (the "Gas Sales Agreement").

                  (g) Resignations. The Company shall have delivered to Purchaser, except as otherwise requested by Purchaser, the written resignations of the board of managers of the Company, and will cause any other actions to be taken with respect to these resignations that Purchaser may reasonably request.

                  (h) Purchaser shall have received a release from Sellers, in their capacity as members of the Company, releasing the Company from all claims and causes of action arising from Sellers' capacity as members (except as may arise from this Agreement) including any claim that Sellers are owed any sums or are entitled to distributions from the Company.

                  (i) All liens on the assets of the Company in favor of Canadian Imperial Bank shall have been released.

         V.2 Conditions to the Obligations of Pennzoil and Sellers. The obligations of Pennzoil and Sellers to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Pennzoil and Sellers:

                  (a) Compliance. The representations and warranties made herein by Purchaser shall be correct on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, and Purchaser shall have complied with all the covenants hereof required by this Agreement to be performed by it at or prior to the Closing Date.

                  (b) Officer's Certificate. Sellers shall have received a certificate dated the Closing Date of an executive officer of Purchaser, certifying as to the matters specified in Section 5.02(a) hereof.

                  (c) No Orders. The Closing hereunder shall not violate any order or decree of any Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement; provided, however, that if such order or decree is a temporary restraining order or other ex parte order or decree and all other conditions precedent to Closing have been satisfied or waived, the Closing Date shall be extended to a date five business days subsequent to the date on which the temporary restraining order or such other ex parte order or decree ceases to be in effect.

                  (d) Gas Sales Agreement. Pennzoil and the Company shall have terminated the gas sales agreement dated April 1, 1995. Pennzoil and the Purchaser shall have executed, delivered and closed the Gas Sales Agreement and all guarantees and letters of credit called for under the Gas Sales Agreement.

                  (e) Assignment and Assumption Agreement. The Company shall have executed and delivered to Sellers one or more Assignment and Assumption Agreements required to be delivered at Closing pursuant to
         Section 1.05.

                                   ARTICLE VI

                                      Taxes

         VI.1 Tax Return. The tax year of the Company will close effective as of the end of the Closing Date pursuant to Code Section 708(b)(1)(B). Sellers shall prepare and file all required federal income Tax Returns of the Company for periods ending on or before the Closing Date, and pay and discharge all Taxes resulting from taxable income shown on such Tax Returns. Sellers shall cause the Company to file an election pursuant to Code Section 754 to adjust the basis of Company property in the manner provided in Code Sections 734(b) and 743(b) on the Company's federal income Tax Return for the short taxable year beginning on January 1, 1997 and ending on the Closing Date. Purchaser and the Company shall cooperate with Sellers and shall make available to Sellers all information and timely take any action reasonably necessary to allow Sellers to prepare and file any such Tax Return and pay and discharge any such taxes. Sellers shall indemnify and hold Purchaser harmless from any federal income taxes imposed with respect to the Company for periods prior to the Closing. Purchaser shall indemnify and hold Sellers harmless from any federal income taxes arising from any transaction involving the Company (including a liquidation or deemed liquidation of the Company) occurring at or after the Closing.

                                   ARTICLE VII

                                   Termination

         VII.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written agreement of all of the parties hereto; or

                  (b) by either Pennzoil and Sellers or Purchaser if (i) the Closing has not occurred by June 30, 1997, or (ii) the consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining, restraining or otherwise preventing, or awarding substantial damages in connection with, the consummation of this Agreement or the transactions contemplated hereby; provided, however, that a party shall not be allowed to exercise any right of termination pursuant to this Section 7.01(b) if the event giving rise to such right shall be due to the negligent or willful failure of such party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such party.

         VII.2 Effect of Termination. The following provisions shall apply in the event of a termination of this Agreement:

                  (a) If this Agreement is terminated as permitted under Section
         7.01 and not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability of any party to this Agreement or any Affiliate, shareholder, director, officer, employee, agent or representative of such party.

                  (b) If this Agreement is terminated as a result of the negligent or willful failure of Purchaser to perform its obligations hereunder, Purchaser shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Sellers.

                  (c) If this Agreement shall be terminated as a result of the negligent or willful failure of Pennzoil or Sellers to perform their respective obligations hereunder, Pennzoil and Sellers shall be fully liable for any and all damages, costs and expenses (including, but not limited to, reasonable attorneys' fees) thereby sustained or incurred by Purchaser.

                  (d) The parties hereto hereby agree that the provisions of
         Section 4.02(f) shall survive any termination of this Agreement.

                                  ARTICLE VIII

                           Survival of Representations
                         and Warranties; Indemnification


         VIII.1 Scope of Representations of Pennzoil and Sellers. Except as and to the extent expressly set forth in Article II hereof, Pennzoil and Sellers make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to Purchaser (including, but not limited to, any opinion, information or advice which may have been provided to Purchaser by any Affiliate, officer, unitholder, director, employee, agent, consultant or representative of Pennzoil, Sellers or the Company. Purchaser acknowledges and affirms that Purchaser has made its own independent investigation, analysis and evaluation of the Company and its properties, assets, business, financial condition, operations and prospects.

         VIII.2 Indemnification of Purchaser.

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************



         VIII.3 Indemnification of Sellers.

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************



         VIII.4 Claims. If a claim under the indemnities set forth in Sections
8.02 or 8.03 above is to be made by an indemnified party in connection with any third party claim asserted against such indemnified party, the indemnified party shall promptly notify the indemnifying party of such claim. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (subject to the consent of the indemnified party, such consent not be unreasonably withheld) and at its expense, the settlement or defense of such third party claim, and the indemnified party shall cooperate in connection therewith; provided that (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of the indemnified party arising as a result of such third party claim unless such lien, encumbrance or charge is being contested in good faith by appropriate proceedings, and (b) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party.

         The indemnified party shall not pay or settle any third party claim without first notifying the indemnifying party and providing the indemnifying party with the option, for 30 days following receipt of such notice, to (i) admit in writing its liability for such claim, if it has not already done so, and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such third party claim to the extent, but only to the extent, that such settlement provides for payments of money; provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.

         VIII.5 Limitation on Indemnification.

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************


         VIII.6 Survival. Except for the representations and warranties contained in Section 2.22 which shall survive in perpetuity, the representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive until four years after the Closing Date, following which date none of the parties may bring any action or present any claim for a breach of such representations and warranties; provided that there shall be no termination of any representation or warranty as to which a bona fide claim has been asserted if the Indemnifying Party has received notice of such claim prior to the fourth anniversary of the Closing Date.

         VIII.7 Tax Benefits; Insurance Proceeds. In determining the amount of any loss, liability or expense for which any party is entitled to indemnification under this Article VIII, the gross amount thereof will be reduced by any correlative tax benefit or insurance proceeds realized or to be realized by such party (or, in the case of Purchaser, by the Company or its Subsidiaries), and such correlative insurance benefit shall be net of any insurance premium that becomes due as a result of such claim.

         VIII.8 Exclusive Remedy. The rights and remedies in this Article VIII shall, to the fullest extent permitted by applicable law, be the exclusive rights and remedies of the parties with respect to breaches of the representations and warranties contained in this Agreement, and the affirmations of such representations and warranties in the certificates contemplated by Sections 5.01(c) and 5.02(b), and the covenants and agreements contained in Sections 4.01 and 4.02(a) and (b) of this Agreement.

                                   ARTICLE IX

                             Notices; Miscellaneous

         IX.1 Notices. All notices and other communications given hereunder shall be in writing and shall be deemed given if telecopied, delivered personally or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses:

                  (A)      If to Purchaser to:

                           Columbia Energy Services Corporation
                           121 Hillpointe Drive, Suite 100
                           Canonsburg, PA  15317
                           Attn:    Robert Gustafson
                           Telephone:  412/873-1300
                           Telecopy:   412/873-1411

                  (B)      If to Pennzoil and Sellers to:

                           Pennzoil Company
                           P.O. Box 2967
                           Houston, Texas 77252-2967
                           Attention: John Chapman
                           Telephone:  713/546-8859
                           Telecopy:   713/546-6405

         IX.2 Brokers. Pennzoil and Sellers have retained Lehman Brothers, Inc. to assist and advise them in connection with the transactions contemplated by this Agreement. Each of Purchaser and each of Pennzoil and the Sellers represents to the other parties that, except as set forth in the preceding sentence, it has not, directly or indirectly, employed any broker, finder or intermediary in connection with such transactions that might be entitled to a fee or commission upon the execution of this Agreement or the consummation of such transactions.

         IX.3 Expenses. The parties agree that Pennzoil and Sellers shall pay the costs and expenses of the engagement of Lehman Brothers, Inc. to advise them in connection with the transactions contemplated by this Agreement. Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by Pennzoil, Sellers (and not the Company) or Purchaser, as the case may be, depending upon which party incurred such costs and expenses.

         IX.4 Books and Records. Pennzoil and Sellers agree that they will deliver or cause to be delivered to Purchaser on the Closing Date all books and records of the Company, to the extent that such books and records are not then in the possession of the Company, provided that Pennzoil and Sellers may retain copies of all tax and accounting records and of any matters for which Pennzoil and Sellers may retain responsibility under the terms of this Agreement.

         IX.5 Miscellaneous.

                  (a) Exclusive Agreement. This Agreement supersedes all prior written or oral agreements between the parties with respect to the transactions contemplated herein, other than the Confidentiality Agreement between Sellers and Purchaser dated December 10, 1996, and, except for such Confidentiality Agreement, is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect to the transactions contemplated herein. Each party represents to the other that it is not a party to any agreement with any other party relating to the transactions contemplated by this

         Agreement.

                  (b) Choice of Law; Amendments; Headings. This Agreement shall be governed by the internal laws of the State of Texas, without giving effect to principles of conflicts of laws. This Agreement may not be changed or terminated orally. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Terms such as "herein", "hereby", "hereto" and "hereof" refer to this Agreement as a whole. The term "include" and derivatives thereof are used in an illustrative sense and not a limitative sense.

                  (c) Arbitration. Any issue, controversy, dispute or claim arising out of or relating to this Agreement or its alleged breach that cannot be resolved by mutual agreement shall be resolved exclusively by final and binding arbitration by a panel of three arbitrators in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), and judgment on the award rendered by the panel may be entered by any court having jurisdiction thereof. The arbitrators shall be selected by mutual agreement of the parties (i.e., Pennzoil and Sellers on the one hand, and Purchaser on the other), if possible. If the parties fail to reach agreement upon appointment of the arbitrators within thirty days after a demand for arbitration is made, the arbitrators shall be selected from a list of proposed arbitrators submitted by AAA. The selection process shall be that which is set forth in the AAA commercial arbitration rules then prevailing, except that (1) the number of preemptory strikes shall not be limited, and (2), if the parties fail to select the arbitrators from one or more lists, AAA shall not have the power to make an appointment but shall continue to submit additional lists until the arbitrators have been selected. If an arbitrator should die, withdraw, or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner. If the arbitrators have not been selected following submission of three or more lists by AAA, either party may declare the existence of an impasse by giving written notice to the other. In that event, the arbitrators shall be selected in the following manner: Each party shall designate five proposed arbitrators whose names appear on any of the lists previously submitted by AAA. The parties shall then eliminate seven of the designated names by alternately striking one, and the three persons whose names remain shall serve as arbitrators. If necessary, the party to make the first strike shall be designated by lot.

                  (d) Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                  (e) Assignments and Third Parties. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such assignment shall release Purchaser of any of its obligations under this Agreement. Nothing in this Agreement shall entitle any person other than the parties hereto or their respective permitted successors and assigns to any claim, cause of action, remedy or right of any kind.

                  (f) Schedules. Pennzoil and Sellers may revise or supplement the Schedules attached to this Agreement at any time on or prior to the Closing; provided, however, that no such revision or supplement shall revise or supplement any such Schedules so as to reflect any information materially adverse to the Company that was not heretofore disclosed to Purchaser.

                  (g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any binding determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable and legally enforceable manner, to the end that the transactions contemplated hereby may be completed to the extent possible.

                  (h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same agreement.

                  (i) Further Assurances. The parties hereto each agree to deliver or cause to be delivered to the others on the Closing Date, and at such other times thereafter as shall be reasonably requested, any additional instrument that the other may reasonably request for the purpose of carrying out this Agreement.

                  (j) Preservation of Books and Records. For a period of six (6) years after the Closing Date, Purchaser shall (i) preserve and retain the corporate, accounting, legal, auditing, contractual and other books and records of the Company that relate to the conduct of its businesses and operations prior to the Closing Date (including, but not limited to, any documents relating to any governmental or nongovernmental actions, suits, proceedings or investigations arising out of the conduct of the business and operations of the Company prior to the Closing Date) and (ii) make such books and records available at the then current administrative headquarters of Purchaser to Pennzoil and Sellers and their respective partners, officers, employees, agents and Affiliates upon reasonable notice and at reasonable times, it being understood that Pennzoil and Sellers shall be entitled to make and retain copies of any such books and records as it shall deem necessary. Purchaser agrees to permit representatives of Sellers to meet with employees of Purchaser or the Company on a mutually convenient basis in order to enable Sellers to obtain additional information and explanations of any materials provided pursuant to this Section 9.05(j). Additionally, Purchaser shall retain such other records and books of the Company that Sellers reasonably request beyond the six-year period if Sellers are involved in any dispute or proceeding regarding the use of such records if Sellers have notified Purchaser, in writing, of the records that need to be maintained beyond the six-year period prior to the termination of such six-year period.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                            PENNZOIL EXPLORATION AND
                               PRODUCTION COMPANY



                            By:      /s/ Michael A. Osborne
                                     --------------------------------------
                            Name:    Michael A. Osborne
                            Title:   Agent & Attorney in Fact

                            PENNZOIL GAS MARKETING COMPANY



                            By:      /s/ Steven J. Dalts
                                     --------------------------------------
                            Name:    Steven J. Dalts
                            Title:   President


                            PENNZOIL ENERGY MARKETING COMPANY



                            By:      /s/ Steven J. Dalts
                                     --------------------------------------
                            Name:    Steven J. Dalts
                            Title:   President

                                                                         SELLERS

                            COLUMBIA ENERGY SERVICES CORPORATION


                            By:      /s/  James C. McDonnell
                                     --------------------------------------
                            Name:    James C. McDonnell
                            Title:   Vice President

                                                                       PURCHASER

                                   APPENDIX A

                                   Definitions

                  Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Appendix A unless such terms are defined elsewhere in this Agreement. A cross reference sheet of terms defined elsewhere in this Agreement follows this list of definitions.

         Actual Accounts Receivable: The sum of the "Accounts Receivable" and "Accounts Receivable-Owner," as identified in the Actual Effective Date Financial Statements as of the Effective Date,

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Actual Accounts Payable: The sum of "accounts payable" and "Accounts Payable-Owner" as identified in the Actual Effective Date Financial Statements, as of the Effective Date, less any accounts payable whose write-off is reflected in the Actual Operating Loss Amount.

         Actual Closing Date Pennzoil Credit Facility: The balance (including accrued interest) on the Pennzoil Credit Facility as of the Closing Date.

         Actual Effective Date Pennzoil Credit Facility: The balance (including accrued interest) on the Pennzoil Credit Facility as of the Effective Date.

         Actual Operating Loss Amount: The actual aggregate change in Total Member's Equity of the Company calculated from January 31, 1997 through the Effective Date plus ___________.

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Affiliate: Any Person that is an affiliate within the meaning of the regulations promulgated under the Securities Act of 1933, as such regulations are amended or in effect on the date in question.

         Closing: The closing of the transactions contemplated by this Agreement.

         Closing Date. The date of the Closing.

         Code:  The Internal Revenue Code of 1986, as amended.

         Commission:  The U.S. Securities and Exchange Commission.

         Effective Date:  The effective date shall be May 31, 1997.

         Encumbrance: Any mortgage, lien, security interest, pledge, charge, encumbrance, easement, claim, restriction, limitation, irregularity, burden or defect.

         Entity: A corporation, partnership, joint venture, trust or unincorporated organization or association, Governmental Authority or other entity.

         Environmental Claim: Any action, suit, investigation, proceeding or written notice by any Person alleging or inquiring as to potential liability arising out of, based on or resulting from any violation, or alleged violation, of any environmental Legal Requirement.

         ERISA: The Employee Retirement Income Security Act of 1974, as amended.

         Estimated Operating Loss Amount:

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Governmental Authority: The United States of America, any state, commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commission, boards, bureaus, agencies or other instrumentalities.

         Legal Requirements: Any law, statute, ordinance, decree, requirement, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

         Material Adverse Effect: Any material adverse effect on the business, financial condition or results of operations of the Company taken as a whole.

         Material Properties: Any property of the Company, real, personal or intangible with a fair market value greater than $50,000.

         Olympic Payable:

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Olympic Receivable:

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Pennzoil Credit Facility: The credit facility between Pennzoil and the Company pursuant to that certain Revolving Demand Loan Agreement dated as of December 1, 1996 between Pennzoil and the Company as amended as of the Closing Date.

         Person: Any individual or Entity.

         Plan: Each "employee benefit plan", as such term is defined in Section 3(2) of ERISA, which is covered by Title I of ERISA or such other plan or arrangement, whether written or oral, designated to provide benefits or remuneration to employees, including, without limitation, any pension, profit sharing, savings, bonus, incentive, option, insurance, welfare, phantom stock or similar arrangement and which is or had been maintained, or otherwise contributed to, by the Company or its subsidiaries for the benefit of the employees (or former employees) of the Company or its subsidiaries or to which the Company or its Subsidiaries has an obligation, responsibility or liability.

         Purchaser Indemnified Loss:

                 ********************************************

                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.

                 ********************************************

         Reasonable Efforts: The standard of performance that is in accordance with reasonable commercial practices and without the incurrence of unreasonable expense.

         Realized Accounts Payable: The Actual Accounts Payable which have been paid or, if applicable, reclassified as "gas held in storage" or "gas imbalances", by ____ days after the Closing Date.

                 ********************************************
                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.
                 ********************************************

         Realized Accounts Receivable: The Actual Accounts Receivable which have been received or, if applicable, reclassified as "gas held in storage" or "gas imbalances", by ____ days after the Closing Date.

                 ********************************************
                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.
                 ********************************************

         Remaining Accounts Payable: The Actual Amounts Payable which have not been paid or, if applicable, reclassified as "gas held in storage" or "gas imbalances", by ____ days after the Closing Date.

                 ********************************************
                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.
                 ********************************************

         Remaining Accounts Receivable: The Actual Accounts Receivable which have not been received or, if applicable, reclassified as "gas held in storage" or "gas imbalances", by ____ days after the Closing Date.

                 ********************************************
                         Information has been omitted
                 pursuant to a confidential treatment request
                          filed with the Commission.
                 ********************************************

         Securities Act: Securities Act of 1933, as amended.

         Seller Indemnified Loss: Any loss, charge, assessment, damage or expense (including reasonable attorneys' fees) sustained by Sellers arising out of or resulting from any act or omission of Purchaser in its operation of the Company after the Closing Date or any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in this Agreement.

         Taxes: All federal, foreign, state or local net or gross income, gross receipts, petroleum revenue, sales, use, ad valorem, value added, franchise, withholding, payroll, employment, excise, property, windfall profits or similar taxes, assessments, duties, fees, levies or other governmental charges, together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto and any interest in respect of such penalties, additions or additional amounts.

         Tax Return: Any federal or state Tax return filed or to be filed by the Company or any of its Subsidiaries.

         Total Members' Equity: The sum of the "paid in capital" and "retained earnings" as identified in the applicable financial statements of the Company.

                              CROSS REFERENCE SHEET


                           TERM                    SECTION
                           ----                    -------
          AAA...................................   9.05(c)

          Agreement.............................   Preamble

          Closing...............................   1.05

          Company...............................   Recitals

          Contracts.............................   2.10

          Financial Statements..................   2.06

          Guaranties............................   4.02(e)

          Pennzoil..............................   Preamble

          Purchase Price........................   1.02

          Purchaser.............................   Preamble

          Sellers...............................   Preamble

          Units.................................   Recitals